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                                LICENSE AGREEMENT

     This License Agreement entered into as of this 1st day of February, 1998, by and between Dr. Richard Deutsch, residing at 8 Bayview Avenue, Islip, New York 11751 ("Deutsch"), and Duralogic Technologies, Inc., a New York corporation having its principal place of business at 320 Broad Hollow Road, Farmingdale, New York 11735 ("Duralogic")

     WHEREAS, Deutsch is the owner of the United States Letters Patent No. 5,097,828, issued March 24, 1992, entitled "Thermoelectric Therapy Device"; and

     WHEREAS, Deutsch has developed a novel thermoelectric massager which embodies and implements the method and apparatus disclosed in the Patent, which massager constitutes and comprises proprietary trade secret information known only to Deutsch (which information is hereinafter referred to as the "Technology"); and

     WHEREAS, Deutsch is the owner of the registered trademark "Ultratherm" for use in connection with the massager (the "Trademark"); and

     WHEREAS, Duralogic desires to obtain an exclusive license under the Patent, the Technology and the Trademark, to use, manufacture, market, and sell a thermoelectric massager as described in the Patent, with the exception of the embodiment shown in Figure 6 of Patent No. 5,097,828 (the "Massager");

     NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by and among the Parties as follows:

1.   License

     (a) Subject to the terms of this Agreement, Deutsch hereby grants to Duralogic the exclusive, unlimited, worldwide license and right (i) to make, have made, use, market, and sell the Massager coming within the scope of the invention disclosed and claimed in said U.S. Letters



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Patent No. 5,097,828, issued March 24, 1992, and any and all corresponding
Letters Patent, domestic and foreign, which may issue throughout the world (the "Patent"), (ii) under the registered Trademark "Ultratherm", (iii) together with the right to sue and recover for infringement of the Patent and misappropriation of the trade secrets embodied therein, from and after the date of this Agreement until the termination thereof as hereinafter provided. The exclusive license granted hereunder shall not include the subject matter of the claims numbered 11 and 19-22 in the Patent (the "Excluded Claims"), in which Deutsch reserves the exclusive rights to make, use and sell products coming within the scope thereof.

     (b) The exclusive license and rights herein granted shall apply to all inventions, improvements, patent applications and letters patent, which Deutsch now owns or controls, or hereafter may own or control which relate to the Technology, and to all information and documents which Deutsch now owns or controls, or hereafter may own or control, which relates to the Technology (the "Documents"). Notwithstanding the foregoing, Deutsch's obligations under this subsection 1(b) shall not apply to U.S. Patent No. 5,209,227, European Patent No. 0 552 397 B1, or the Excluded Claims.

     (c) The exclusive license and rights herein granted shall extend to parent and subsidiary companies of Duralogic, subject to the terms of this Agreement. A subsidiary of Duralogic is defined for purposes of this Agreement as a corporation, a majority of the voting stock of which is owned directly or indirectly by Duralogic; a parent company is defined as any legal entity which is a controlling stockholder of Duralogic.

     (d) In consideration of the payments made by Duralogic pursuant to Sections 5(a)(ii) and 5(a)(iii), Duralogic shall receive all rights, title and interest in currently available, relevant tooling, schematics, drawings and customer lists relating to the manufacturing of the Massager.

2.   Manufacture and Distribution Requirements

     The Massagers sold under the Trademark shall be manufactured and distributed in accordance with specifications and standards of construction and quality consistent with the standards maintained by the industry with respect to merchandise of this type. A sample of each type of Massager and the package and any advertising therefor bearing the Trademark shall be

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provided to Deutsch for approval, which approval shall not be unreasonably withheld. Deutsch's failure to send written notice of disapproval within ten
(10) working days after his receipt of such sample(s) shall be deemed to be a granting of approval.

3.   Information

     Deutsch shall furnish to Duralogic all Documents in his possession required by Duralogic to commercialize and exploit the Technology. Deutsch shall not reveal the Technology or the Documents to any other person without the written consent of Duralogic.

4.   Maintenance of the Patents and Trademark

     During the Term, Deutsch shall, at Duralogic's sole cost and expense, pay all filing, examination, maintenance, and renewal fees, file all documents and instruments, and take all other such actions as may be commercially reasonable to maintain and protect the Patents and Trademark; provided however, that upon an assignment of the Trademark pursuant to Section 5(c), Duralogic shall be solely responsible for taking all actions which may be necessary to maintain and protect the Trademark.


5.   Royalties and Other Consideration

     (a) In consideration of the exclusive license and rights granted by this License Agreement, Duralogic shall (i) pay Deutsch a royalty of five percent (5%) of the Net Sales (as defined below), of the Massagers which are sold by Duralogic and Duralogic's parent or subsidiaries; (ii) pay Deutsch One Hundred Thousand Dollars ($100,000) immediately following the effective date of an initial public offering of securities in a newly formed corporation, International Plastic Technologies, Inc. (the "Effective Date"), or by September 15, 1998, whichever is earlier; (iii) pay Deutsch One Thousand Two Hundred Dollars ($1,200) per week, commencing February 1, 1998 and terminating on the Effective Date, as reimbursement for tooling costs; and (iv) forgive any financial obligations which may be owed by Deutsch to EHC.

     (b) The term "Net Sales" shall mean the gross sales of the Massager, less any returns,

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credits, discounts (exclusive of promotions), allowances and shipping expenses.
A Massager shall be considered sold by Duralogic when shipped, billed and paid for.

     (c) Deutsch shall assign the Trademark, including the goodwill associated with the Trademark to Duralogic, upon receiving the payment under Section 5(a)(ii). Duralogic's obligations under Section 2 shall cease upon such assignment.

6.   Payment of Royalties

     (a) Duralogic shall at all times keep accurate records of all sales of Massagers which are the subject of this Agreement, which records shall be open to inspection during normal business hours by a Certified Public Accountant or other representative provided by Deutsch for the sole purpose of verifying the royalty payments to be rendered hereunder, upon reasonable notice from Deutsch to Duralogic.

     (b) Royalties shall be computed on a monthly basis commencing from the Effective Date, and the amount due shall be paid on the tenth (10th) day of the month immediately following the end of the month in which they accrue. Each payment shall be accompanied by full and true statements setting forth the total number of Massagers sold, the selling price thereof, less any returns, credits, discounts (excluding promotions), allowances, and shipping expenses, if any.

     (c) If the total royalties or other compensation paid to Deutsch by Duralogic (the "Royalties"), does not equal or exceed a minimum total of Seventy-Five Thousand Dollars ($75,000) for the twelve month period immediately following the Effective Date, and Fifty Thousand Dollars ($50,000) for each twelve (12) month period thereafter, (the periodic threshold dollar amounts are collectively referred to as the "Minimum Royalties"), Deutsch may terminate the exclusivity of this license on written notice to Duralogic within (30) days of the end of the respective period. Notwithstanding the foregoing, if Duralogic pays the difference between the Minimum Royalties and the Royalties within thirty (30) days of receipt of such notice from Deutsch, then Duralogic will retain the exclusive license and rights herein granted and the notice will be null and void. In the event of a termination of this exclusive license, Duralogic shall continue to hold a non-exclusive license, under the terms of this Agreement at the same royalty

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rate as set forth in Section 5 above.

     (d) Notwithstanding anything contained herein to the contrary, in the event Duralogic fails to make the payment referred to in Section 5(a)(ii), this Agreement shall immediately be null and void and Deutsch may demand the return of any tooling or Documents in Duralogic's possession.

7.   Infringement of the Patents or Trademark

     (a) Deutsch and Duralogic shall immediately notify the other of any actual or threatened infringement of the Patents or Trademark.

     (b) During the Term, Duralogic has the right but not the obligation to sue a third party in its own name for infringement of the Patents and/or the Trademark and may join Deutsch as the title holder. In the event that Duralogic intends to institute suit against a third party for infringement of the rights licenced hereunder, Duralogic shall notify Deutsch at least thirty (30) days in advance of commencing suit. During this period of thirty (30) days, Deutsch shall have the option of joining Duralogic as a co-plaintiff (or, if a declaratory judgment action has been filed by the third party, as a co-defendant) in the suit. If Duralogic elects to sue for infringement of said rights, all money damages recovered in the prosecution or settlement of any such infringement action (the "Recovery") shall be applied first to the repayment of the costs and expenses, including attorneys' fees, incurred by Duralogic in connection therewith. Duralogic shall retain the remaining amount of the Recovery and shall pay Deutsch five percent (5%) of any such amount.

     (c) In the event that Duralogic elects not to sue for infringement within sixty (60) days after due notice of such infringement has been given Duralogic by Deutsch, Deutsch shall have the exclusive right to sue and recover damages for infringement of said rights without accounting to Duralogic.

8.   Representations, Warranties and Covenants

     (a) Deutsch hereby represents and warrants to Duralogic that:

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          (i) Deutsch, individually, has the unrestricted right, power and authority to execute and deliver this Agreement.

          (ii) Deutsch is the sole owner of the Patent and the Trademark, free and clear of all security interests, liens, claims, and encumbrances of any kind.

          (iii) The Patent constitutes all patents, copyrights, trade secrets, and other intellectual or intangible property rights covering or related to the Massager in which Deutsch has any right or interest, except for Deutsch's rights and interests in U.S. Patent No. 5,209,277 and European Patent No. 0 552 397 B1.

          (iv) To the best of Deutsch's knowledge, the Patent and the Trademark do not infringe upon or violate any patents, copyrights, trade secrets, or other intellectual or intangible property rights or interests of or belonging to any other person, and Deutsch has not received any notice of the assertion by any person of any claim for the infringement or violation of the same.

          (v) To the best of Deutsch's knowledge, no person is infringing upon or violating, and there is no basis for the assertion against any person of any claim for the infringement or violation of, the Patent or the Trademark.

     (b) Deutsch covenants that he will promptly notify Duralogic of and communicate to Duralogic full information in writing covering any improvements, developments, inventions, changes or innovations in the Technology or the Patent as they relate to the Massager which Deutsch may develop or acquire.

     (c) Deutsch further agrees that in the event any such improvements, developments, inventions, changes or innovations shall involve or include patentable subject matter, he shall make his best efforts to obtain a patent for the new subject matter, and Deutsch shall grant to Duralogic an exclusive license to make, use and sell Massagers covered by any such patent.

9.   Insurance/Indemnity

     (a) Duralogic shall maintain at its own expense, with a recognized and responsible insurance carrier licensed to do business in the State of New York, a public liability insurance policy including products liability coverage with limits of liability of at lease Two Million Dollars ($2,000,000) per accident or occurrence (with a deductible of not more than Ten

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Thousand Dollars ($10,000)) with respect to the Massagers and this Agreement.
Such policy shall be in such form or duration as shall insure against all accidents or occurrences happening at any time which Massagers are being sold or used regardless of when claims may be made. Such policy shall be written for the benefit of and shall name as coinsured Deutsch. Duralogic shall deliver a certificate of such insurance to Deutsch promptly upon issuance of said insurance policy and shall, when appropriate, furnish to Deutsch evidence of the maintenance of such insurance policy.

     (b) Duralogic agrees to indemnify and hold harmless Deutsch against all claims, liabilities and expenses (including reasonable attorneys' fees) arising out of Duralogic's exercise of its rights hereunder, out of any defect in a Massager, or arising from personal injury or any infringement of any rights of any person by manufacturer, use or sale of the Massagers.

     (c) Deutsch shall indemnify and hold harmless Duralogic, and its directors, officers, employees and agents, against and with respect to any loss, cost, or expense, including reasonable attorneys' fees, suffered or incurred by them as a result of (i) the breach by Deutsch of any covenant, agreement, representation or warranty contained herein; or (ii) claims for infringement of the patents, copyrights, trademarks and other intellectual or intangible property rights of any third party which arise out of or relate to Duralogic's exercise of the rights licensed pursuant to this Agreement.

10.  Term

     (a) This Agreement and the license and rights granted hereunder become effective on the date first hereinabove appearing and shall remain in force for the life of Patent No. 5,097,828 and any corresponding patents which may issue in other countries, unless terminated in accordance with the provisions hereinafter set forth.

     (b) Either Deutsch or Duralogic may terminate this Agreement at its election in the event of breach or default by the other, without waiver of any other remedy, by serving notice of termination on the other effective not less than two (2) months after service and specifying the particulars of the breach or default. If, within the two (2) month period following such notice, the breach or default is remedied, this Agreement shall continue in full force and effect,

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otherwise it shall terminate in accordance with such notice.

     (c) Duralogic shall assign the Trademark and the goodwill associated with the Trademark to Deutsch promptly upon termination.

11.  Miscellaneous

     (a) Duralogic may assign this Agreement only (i) in connection with the transfer, merger or sale of its entire business or (ii) with the prior written consent of Deutsch.

     (b) All notices provided for in this Agreement shall be given in writing and shall be effective when either served by personal delivery or deposited postage-paid via Certified Mail addressed to the parties at the addresses given above or such addresses as the parties may later fix by notice.

     (c) This Agreement constitutes the complete agreement between the parties relative to the subject matter hereof and no modification shall be binding upon either party hereto unless it is in writing referring to this Agreement and executed by both parties.

     (d) This Agreement is made in, and shall be construed in accordance with the laws of the State of New York. Jurisdiction is conferred upon the federal and state courts in the State of New York.

     (e) Any portion or provision of this Agreement which in any way contravenes the law of any state or country in which the Agreement is effective shall in such state or country to the extent of such contravention of law be deemed separable and shall not effect the other provisions of this Agreement.

     (f) Termination of this Agreement shall not affect any contractual rights or duties which by terms of this Agreement are intended to survive termination of this Agreement.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the dates indicated below.

Dated: 3/24/98                                   /s/ Dr. Richard Deutsch
      ----------------------                     -------------------------------
                                                 Name: Dr. Richard Deutsch


Dated: 3/24/98                                   Duralogic Technologies, Inc.
      ----------------------
                                                 By: /s/ Andrew Franzone
                                                    ----------------------------
                                                 Name: Andrew Franzone
                                                 Title: President


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